                                                                                                             Exhibit 12
                                                                                                             9/15/2003
                              GEORGIA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2002
                       and the year to date June 30, 2003

                                                                                                                             Six
                                                                                                                            Months
                                                                                                                            Ended
                                                                                          Year ended December 31,          June 30,
                                                         --------------------------------------------------------------------------
                                                            1998         1999       2000         2001          2002         2003
                                                            ----         ----       ----         ----          ----         ----
                                                         --------------------------------Thousands of Dollars----------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes                       $    976,879   $    896,272  $ 921,856   $   976,318   $    977,583   $ 463,917
  Interest expense, net of amounts capitalized          218,562        196,953    211,410       185,232        169,417      92,748
  Distributions on preferred securities of subsidiary    54,327         65,774     59,104        59,104         62,553      29,838
  AFUDC - Debt funds                                      7,117         12,429     23,396        13,574          8,405       2,838
                                                   ------------   ------------  ---------   -----------   ------------   ---------
         Earnings as defined                       $  1,256,885   $  1,171,428  $,215,766   $ 1,234,228   $  1,217,958   $ 589,341
                                                   ============   ============  =========   ===========   ============   =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
  Interest on long-term  debt                      $    182,879   $    164,375  $ 171,994   $   162,546   $    138,850   $  77,204
  Interest on affiliated loans                                0              0          0        12,389          9,793       2,518
  Interest on interim  obligations                       12,213         19,787     28,262        12,693          3,074           0
  Amort of debt disc, premium  and expense, net          13,378         15,127     14,257        15,106         16,108       7,909
  Other interest charges                                 17,209         10,094     20,292        (3,929)         9,996       7,955
  Distributions on preferred securities of subsidiary    54,327         65,774     59,104        59,104         62,553      29,838
                                                   ------------   ------------  ---------   -----------   ------------   ---------
         Fixed charges as defined                  $    280,006   $    275,157  $ 293,909   $   257,909   $    240,374   $ 125,424
                                                   ============   ============  =========   ===========   ============   =========



RATIO OF EARNINGS TO FIXED CHARGES                         4.49           4.26      4.14          4.79           5.07          4.70
                                                          =====          =====     =====         =====          =====          ====


Note: The above figures have been adjusted to give effect to Georgia Power
      Company's 50% ownership of Southern Electric Generating Company.